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                                                               EXHIBIT 10 (iii)

                         GRAYBAR ELECTRIC COMPANY, INC.

                            SUPPLEMENTAL BENEFIT PLAN

1.   Purpose

     Sections 401(a)(17), 415 and 417(e) of the Internal Revenue Code of 1986 (the "Code") restrict benefit payments under the Graybar Electric Company, Inc. Pension Plan (the "Pension Plan") and allocations to a Member's account under the Profit Sharing and Savings Plan of Graybar Electric Company, Inc. (the "Profit Sharing Plan"). Code Section 401(a) also proscribes the inclusion of certain deferred compensation in the compensation taken into account under such Plans. However, a company may pay benefits and/or make allocations without regard to such restrictions through an unfunded supplemental benefit plan. The purpose of this "Supplemental Benefit Plan" is to provide benefits to those Pension Plan and Profit Sharing Plan Participants whose benefits may be limited by any provision of Code Sections 401(a), 415 and 417(e), on a basis consistent with the Pension Plan and Profit Sharing Plan without regard to any limitations contained in such sections.

2.   Eligibility

     Any Participant in the Pension Plan or Member of the Profit Sharing Plan whose Retirement Income or annual allocation is limited, directly or indirectly, by any requirement of Code Sections 401(a), 415 or 417(e), or whose compensation as defined in Section 4 hereof is not used in calculating such Retirement Income or annual allocation shall be eligible for benefits under this Supplemental Benefit Plan.

3.   Amount of Benefits

     (a) Supplemental Pension Benefit. The supplemental pension benefit payable to an eligible Participant or his spouse shall equal the excess, if any, of (A) over (B), where:

           (A) is the Retirement Income which would have been paid to such Participant or his spouse under the Pension Plan if the provisions of Code Sections 401(a)(17), 415 and 417(e) did not apply and Compensation as defined in Section 4 hereof were used in determining such Retirement Income; and

           (B) is the Retirement Income which is payable to the Participant or his spouse under the Pension Plan.

     (b) Supplemental Profit Sharing Benefit. The supplemental profit sharing benefit payable to an eligible Participant for a Plan Year shall equal the excess, if any, of (C) over (D), where:

           (C) is the allocation which would have been made to such Participant's Account B under the Profit Sharing Plan for any Plan Year if the limitations imposed by Code Sections 401(a)(17) and 415 did not apply and Compensation as defined in Section 4 hereof were used in determining such allocation; and

           (D) is the allocation which is made to such Participant's Account B under the Profit Sharing Plan for such Plan Year.

4.   Compensation

     For purposes of making the calculations described in clauses (A) and (C) of
     Section 3 above, Compensation means the Participant's total regular salary paid by the Company, excluding living allowances and Employer contributions to this or any other benefit plan, but including (1) any overtime, (2) payments under any regular incentive plans, (3) any compensation relating to such Plan Year which has been deferred under a deferred compensation agreement between the Company and the Participant, and (4) contributions made by salary reduction under a plan described in Code Section 125.

5.   Funding

     Benefits under the Supplemental Benefit Plan shall be payable from the general assets of Graybar Electric Company, Inc. and no funds shall be set aside for the purpose of making payments under the Supplemental Benefit Plan.



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6.   Payment of Benefits

     (a) Supplemental Pension Benefit. A Participant entitled to a supplemental pension benefit shall be paid the Actuarial Present Value of such benefit in 10 annual installments, beginning during the month of January of the year following the year of the Participant's Retirement Date, with subsequent payments made within 10 days of each anniversary of the first payment. For this purpose, the Actuarial Present Value of the Participant's benefit shall be determined as of the Participant's Retirement Date using the generally applicable actuarial factors set forth in the Pension Plan before any application of Code Sections 415 or 417(e). Interest on any unpaid installments shall be credited at the rate used to calculate the Actuarial Present Value.

           (1) The Participant may request, and, in its sole and absolute discretion, the Company may agree to an alternate method or time for distribution of any supplemental pension benefit payable hereunder, provided such agreement is reached and recorded at least 90 days prior to the Participant's Retirement Date under the Pension Plan.

           (2) Prior to the Participant's Retirement Date, the same pre-retirement joint and surviving spouse protections as are applicable to the Participant under the Pension Plan shall apply to the Participant's

           (3) (A) Upon the death of a married Participant on or after his Retirement Date, any unpaid installments, plus interest to the date of payment, shall be paid to his surviving spouse in the same form and at the same times as such installments would have been paid to the Participant. If such spouse should die prior to receiving all payments due under this paragraph, any installments remaining to be paid to such spouse, plus interest to the date of payment, shall be paid to the spouse's estate in a single sum.

                 (B) Upon the death of an unmarried Participant on or after his Retirement Date, any unpaid installments, plus interest to the date of payment, shall be paid to his estate in a single sum.

                 (C) If the Participant is receiving a form of payment other than installments, post-retirement death benefits, if any, shall be determined under such form.

     (b) Supplemental Profit Sharing Benefit. If the Participant has executed a deferred compensation agreement with the Company for the Plan
           Year prior to January 1 thereof, any supplemental profit sharing benefit to which the Participant is entitled hereunder for such Plan Year shall automatically be credited to the deferred compensation account established for the Participant on the Company's books pursuant to such agreement, and shall be payable, at or after the termination of the Participant's service, in accordance with the terms of such deferred compensation agreement. If no deferred compensation agreement is in force with respect to the Participant for the Plan Year, any supplemental profit sharing benefit payable for such Plan Year shall be paid to the Participant in cash as soon as may be practicable after the amount thereof is determined.

7.   Administration

     The Supplemental Benefit Plan shall be administered by the Company in a manner generally consistent with the substance of Article IX of the Pension Plan.

8.   Amendment and Termination

     The Supplemental Benefit Plan may be amended by the Board of Directors of Graybar Electric Company, Inc. at any time and for any reason and shall terminate when both the Pension Plan and the Profit Sharing Plan terminate.


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